EXHIBIT 99.1

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FTI Consulting
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales Increased 16.0% to $142.6 Million from $123.0 Million Last Year ~

~ Operating Income of $19.1 Million vs. Adjusted Operating Income of $14.2 Million Last Year ~

~ Increases Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – December 1, 2011 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2011.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We continued to build on our momentum during the third quarter, achieving broad-based sales growth again across all of our brand categories.  In particular, we remain pleased with the strong sell-through of our Movado and licensed brands, which continue to resonate very well with consumers and validate our strategic positioning in the marketplace.  Our double-digit top-line growth fueled improvements in profitability, demonstrating the team’s successful execution of our strategy and the depth of our brand portfolio.”

Third Quarter Fiscal 2012
—
Net sales in the third quarter of fiscal 2012 increased 16.0% to $142.6 million compared to $123.0 million in the third quarter of fiscal 2011 driven by growth in every brand category.  On a constant dollar basis, net sales increased 13.3% compared to the prior year period.

—
Gross profit in the third quarter of fiscal 2012 was $81.0 million, or 56.8% of sales, compared to $68.9 million, or 56.0% of sales, in the third quarter last year. The increase in gross margin percentage was primarily the result of a favorable shift in channel and product mix, as well as leverage gained on certain fixed costs. This improvement was partially offset by the unfavorable effect of fluctuations in foreign currency exchange rates.

—
Operating expenses increased $11.5 million, or 22.8%, to $61.9 million compared to $50.4 million in the third quarter last year.  This increase was primarily the result of higher compensation and benefits expense resulting from salary increases, the reinstatement of certain employee benefits and performance-based compensation and the unfavorable effect of fluctuations in foreign currency exchange rates.  Additionally, the Company recorded a non-recurring benefit of $4.3 million, or $0.17 per diluted share, in the prior year period resulting from the reversal of a previously recorded liability for a retirement agreement with the Company’s late Chairman. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.
—
Operating income increased to $19.1 million in the third quarter of fiscal 2012 compared to operating income of $18.5 million in the same period last year. Excluding the aforementioned liability reversal, adjusted operating income for the third quarter of the prior year was $14.2 million. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

—
The Company recorded a tax provision in the third quarter of fiscal 2012 of $2.1 million, which equates to an effective tax rate of 11.0%.  The effective tax rate for the quarter was impacted by the application of guidelines related to accounting for income taxes in interim periods.

—
Both income from continuing operations and net income were $16.4 million, or $0.65 per diluted share, in the third quarter of fiscal 2012 compared to income from continuing operations and net income of $17.1 million, or $0.69 per diluted share, in the third quarter of fiscal 2011. Excluding the aforementioned liability reversal, both adjusted income from continuing operations and adjusted net income for the third quarter of fiscal 2011 was $12.8 million, or $0.52 per diluted share. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

—
EBITDA in the third quarter of fiscal 2012 increased to $22.0 million compared to adjusted EBITDA of $17.4 million in the third quarter of fiscal 2011, excluding the aforementioned liability reversal. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

Nine-Month Results Fiscal 2012
—
Net sales in the nine-month period of fiscal 2012 increased 22.9% to $345.7 million compared to $281.2 million in the same period of fiscal 2011 driven by growth in every brand category.  On a constant dollar basis, net sales increased by 18.8% compared to the prior year period.

—
Gross profit was $190.6 million, or 55.1% of sales, compared to $151.8 million, or 54.0% of sales in the same period last year.  The increase in gross margin percentage was primarily the result of a favorable shift in channel and product mix, as well as leverage gained on certain fixed costs. This improvement was partially offset by the unfavorable effect of fluctuations in foreign currency exchange rates.

—
Operating expenses increased $24.2 million, or 17.2%, to $164.9 million versus $140.7 million in the same period last year.  This increase was primarily the result of higher marketing expense to drive sales growth, higher compensation and benefits expense resulting from salary increases, the reinstatement of certain employee benefits and performance-based compensation and the unfavorable effect of fluctuations in foreign currency exchange rates.  Additionally, the Company recorded a non-

recurring benefit of $4.3 million, or $0.17 per diluted share, in the prior year third quarter resulting from the reversal of a previously recorded liability for a retirement agreement with the Company’s late Chairman.
—
Operating income increased to $25.7 million in the nine-month period of fiscal 2012 compared to operating income of $11.2 million in the same period last year. Excluding the aforementioned liability reversal in the third quarter of fiscal 2011, adjusted operating income for the nine-month period of fiscal year 2011 was $6.8 million.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

—
The Company recorded a tax provision in the nine-month period of fiscal 2012 of $3.7 million, which equates to an effective tax rate of 14.3%.   The effective tax rate for the nine-month period was impacted by the application of guidelines related to accounting for income taxes in interim periods.

—
Income from continuing operations was $21.3 million, or $0.85 per diluted share, in the nine-month period of fiscal 2012 compared to income from continuing operations of $7.5 million, or $0.30 per diluted share, in the same period last year. Income from continuing operations for the nine-month period of fiscal 2012 included a $0.7 million, or $0.02 per diluted share, pre-tax gain from the sale of a building in the second quarter of fiscal 2012. Excluding the aforementioned liability reversal in the third quarter of fiscal 2011, adjusted income from continuing operations was $3.2 million, or $0.13 per diluted share, for the nine-month period of the prior year. (See attached table for reconciliation of GAAP to non-GAAP measures.)

—
Net income for the nine-month period of fiscal 2012 was $21.3 million, or $0.85 per diluted share, compared to net loss for the nine-month period of fiscal 2011 of $16.2 million, or $0.65 per diluted share, including the loss from discontinued operations of $23.7 million, or $0.96 per diluted share. The Company completed the closure of its boutiques on June 30, 2010 and results for the boutiques for all periods are reported as discontinued operations.  Excluding the aforementioned liability reversal and discontinued operations, adjusted net income for the first nine months of fiscal 2011 was $3.2 million, or $0.13 per diluted share.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

—
EBITDA in the nine-month period of fiscal 2012 was $34.5 million compared to adjusted EBITDA of $17.3 million in the same period of fiscal 2011, excluding the aforementioned liability reversal.  (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

Rick Coté, President and Chief Operating Officer, stated, “Our robust performance during the third quarter underscores the progress we have made year-to-date, even in light of the challenging environment and rising costs.  Strong double-digit top-line growth allowed us to deliver an increase in adjusted operating income of approximately 35% for the third quarter compared to the same period last year, and grow EBITDA to $22 million. Additionally, our ongoing focus on cash generation allowed us to further strengthen our balance sheet, as we ended the quarter with $138 million in cash and no debt. We continue to be encouraged by the consistency we are seeing in our business.”

Fiscal 2012 Guidance
Based on strong performance in the third quarter, the Company raised its financial expectations for fiscal 2012.  Adjusted EBITDA is now expected to range between $40.5 million and $42.0 million compared to its previously expected range of $31.5 million to $33.5 million. The Company now anticipates adjusted net income in the range of $23.3 million to $24.5 million, or $0.93 to $0.98 per diluted share, compared to its previously anticipated range of $15.0 million to $16.5 million, or $0.60 to $0.65 per diluted share. The effective tax rate is expected to be approximately 15%.  The Company’s guidance assumes no unusual items for the remainder of fiscal 2012.

Quarterly Dividend
The Company also announced that on December 1, 2011 the board of directors approved the payment on December 27, 2011 of a cash dividend in the amount of $0.03 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 13, 2011.

Conference Call
The Company’s management will host a conference call today, December 1st at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income which is operating income under GAAP, adjusted to eliminate the effect of a reversal of a retirement liability (which occurred in fiscal 2011).  The Company is also presenting adjusted EBITDA which is calculated as the sum of the Company’s GAAP operating income, adjusted to eliminate the effect of a reversal of a retirement liability plus the amount of the Company’s depreciation and amortization. The Company is also presenting adjusted income, which is income under GAAP, adjusted to eliminate the gain from the reversal of a retirement liability. The Company believes that adjusted EBITDA, adjusted operating income and adjusted income are useful as performance measures since they give investors information regarding the Company's ability to generate cash to service its debt and other cash expenditures. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the company’s orders, the loss of or curtailed sales to significant customers, the  Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2011	2010 (1)	2011	2010 (1)
Continuing Operations:
Net sales	$142,622	$123,002	$345,707	$281,194

Cost of sales	61,588	54,112	155,104	129,394

Gross profit	81,034	68,890	190,603	151,800

Selling, general and administrative expenses (2)	61,906	50,400	164,881	140,649

Operating income	19,128	18,490	25,722	11,151

Other income (3)	-	-	747	-
Interest expense	(290)	(460)	(988)	(1,808)
Interest income	21	175	67	229

Income from continuing operations before income taxes	18,859	18,205	25,548	9,572

Provision for income taxes	2,071	781	3,661	1,573

Income from continuing operations	16,788	17,424	21,887	7,999

Discontinued Operations:
Loss from discontinued operations, net of tax	-	-	-	(23,675)

Net income / (loss)	16,788	17,424	21,887	(15,676)

Less: income attributed to noncontrolling interests	384	279	584	486

Net income / (loss) attributed to Movado Group, Inc.	$16,404	$17,145	$21,303	$(16,162)

Income / (loss) attributable to Movado Group, Inc.:
Income from continuing operations, net of tax	$16,404	$17,145	$21,303	$7,513
Loss from discontinued operations, net of tax	-	-	-	(23,675)
Net income / (loss)	$16,404	$17,145	$21,303	$(16,162)

Per Share Information:
Income / (loss) from continuing operations attributed to Movado Group Inc.	$0.65	$0.69	$0.85	$0.30
Loss from discontinued operations	$-	$-	$-	$(0.96)
Net income / (loss) attributed to Movado Group, Inc.	$0.65	$0.69	$0.85	$(0.65)

Weighted diluted average shares outstanding	25,108	24,907	25,105	24,988

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)
The three and nine months ended October 31, 2010 included a reversal of a previously recorded liability for a retirement agreement with the Company's former Chairman.  The liability was a $4.3 millon reduction of selling, general and administrative expenses.

(3)	The Company recorded a pre-tax gain for the sale of a building in the period ending July 31, 2011.

MOVADO GROUP, INC.
RECONCILIATION TABLES
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2011	2010 (1)	2011	2010 (1)
Continuing Operations:
Operating income (GAAP)	$19,128	$18,490	$25,722	$11,151
Retirement liability reversal (2)	-	(4,305)	-	(4,305)
Adjusted operating income (non-GAAP)	$19,128	$14,185	$25,722	$6,846

Depreciation and amortization	2,891	3,187	8,791	10,408
Adjusted EBITDA (non-GAAP)	$22,019	$17,372	$34,513	$17,254

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2011	2010 (1)	2011	2010 (1)
Continuing Operations:
Income attributed to Movado Group, Inc. (GAAP)	$16,404	$17,145	$21,303	$7,513
Retirement liability reversal (2)	-	(4,305)	-	(4,305)
Adjusted income attributed to Movado Group, Inc. (non-GAAP)	$16,404	$12,840	$21,303	$3,208

Adjusted income per share (non-GAAP)	$0.65	$0.52	$0.85	$0.13
Weighted diluted average shares outstanding	25,108	24,907	25,105	24,988

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)
Reversal of a previously recorded liability for a retirement agreement with the Company's former Chairman.  The liability was reversed and recorded as a reduction of selling, general and administrative expenses.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2011	2011 (1)	2010 (1)
ASSETS

Cash and cash equivalents	$138,028	$103,016	$63,243
Trade receivables	94,309	59,768	92,220
Inventories	176,092	181,265	207,987
Other current assets	25,413	30,541	26,628
Total current assets	433,842	374,590	390,078

Property, plant and equipment, net	35,585	38,525	39,956
Deferred income taxes	7,426	8,220	14,209
Other non-current assets	22,120	22,522	23,618
Total assets	$498,973	$443,857	$467,861

LIABILITIES AND EQUITY

Accounts payable	$26,462	$21,487	$19,950
Accrued liabilities	52,690	39,734	44,979
Deferred and current income taxes payable	1,617	1,328	631
Total current liabilities	80,769	62,549	65,560

Deferred and non-current income taxes payable	6,548	6,960	8,068
Other non-current liabilities	17,807	17,869	16,973
Noncontrolling interests	2,774	2,280	2,367
Shareholders' equity	391,075	354,199	374,893
Total liabilities and equity	$498,973	$443,857	$467,861

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	October 31,
	2011	2010
Cash flows from operating activities:
Income / (loss) from continuing operations	$21,887	$7,999
Depreciation and amortization	8,791	10,408
Other non-cash adjustments	607	(166)
Changes in working capital	1,710	(1,580)
Changes in non-current assets and liabilities	(226)	1,190
Net cash provided by operating activities from continuing operations	32,769	17,851
Net cash (used in) operating activities from discontinued operations	(33)	(12,923)
Net cash provided by operating activities	32,736	4,928

Cash flows from investing activities:
Capital expenditures	(4,535)	(4,903)
Proceeds from sale of an asset held for sale	1,165	-
Trademarks	(179)	(230)
Net cash (used in) investing activities from continuing operations	(3,549)	(5,133)
Net cash (used in) investing activities from discontinued operations	-	(100)
Net cash (used in) investing activities	(3,549)	(5,233)

Cash flows from financing activities:
Net (repayment) of bank borrowings	-	(10,000)
Dividends paid	(2,237)	-
Other financing	454	468
Net cash (used in) financing activities	(1,783)	(9,532)

Effect of exchange rate changes on cash and cash equivalents	7,608	2,105
Net change in cash and cash equivalents	35,012	(7,732)
Cash and cash equivalents at beginning of period	103,016	70,975

Cash and cash equivalents at end of period	$138,028	$63,243